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                                                                 Exhibit 5(c)(i)

                             NOTICE OF TERMINATION


         This Notice of Termination relates to that certain Master Investment Advisory Agreement (the "Agreement"), dated October 18, 1993, between AIM Investment Securities Funds, a Delaware business trust, (the "Fund") with respect to the AIM Adjustable Rate Government Fund, (the "Portfolio"), and
A I M Advisors, Inc. ("AIM").

         Pursuant to Section 13 of the Agreement, the Fund hereby notifies AIM that the Portfolio will cease to be a Portfolio of the Fund on November 18, 1994 and therefore, effective at the close of business on November 18, 1994, all references in the Agreement to services provided the Portfolio by AIM shall be deleted from the Agreement. All services rendered to the Limited Maturity Treasury Portfolio of the Fund by AIM pursuant to the Agreement are not affected by this termination.

Dated: November 18, 1994                   AIM INVESTMENT SECURITIES FUNDS


                                           By: /s/ ROBERT H. GRAHAM
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                                           Title: President
                                                 ---------------------------

Received and Acknowledged

A I M ADVISORS, INC.

By: /s/ JOHN J. ARTHUR
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Title: Senior Vice President & Treasurer
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Date: November 18, 1994
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